Exhibit 99.1

C&D Technologies, Inc. Reports Preliminary Fiscal 2010 Fourth Quarter

and Full Year Results

Highlights

•	Continued growth in Asian profitability and revenues as new products enter production

•	Improving North American backlog

•	Existing Revolving Credit Facility renewed - further amendments anticipated

•	Form 10-K filing delayed pending anticipated completion of additional $20 million financing

BLUE BELL, Pa., April 19, 2010 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (“UPS”) systems, energy generation and transmission infrastructure, and other high reliability applications, today announced preliminary financial results for its fiscal 2010 fourth quarter and year ended January 31, 2010.

For the fourth quarter, on a preliminary basis, the C&D Technologies, Inc. (the “Company” or “C&D”) reported net sales of $88.4 million compared to $85.4 million reported in the fourth quarter of 2009, with the increase largely attributable to (1) the impact of rising commodity costs on pricing in North America and (2) a tripling of volumes in Asia. On a sequential basis, net sales were down slightly from $91.2 million in the third quarter due to sequentially weaker volumes in

North America, reflecting continued softness in demand for UPS flooded product, as well as some impact from the implementation of pricing actions required to enhance margins. The weaker volumes in North America were partially offset by a fourth quarter increase in sequential Asian revenues of approximately 6%, reflecting the continued strengthening of the Asian markets and new product sales.

The Company reported a preliminary fourth quarter net loss of $6.7 million, or ($0.26) per diluted share, compared to a net loss of $15.2 million, or ($0.58) per diluted share, in the year ago quarter. In the third quarter of the current fiscal year, the net loss was $3.4 million or ($0.13) per diluted share. The increase in the sequential net loss is primarily a result of the effect of higher lead costs impacting the income statement during the fourth quarter and the related lag in pricing recovery as contracts with major customers adjusted through the period. New prices were largely in effect as the quarter ended and the new fiscal year began. Fourth quarter results were also impacted by geographic and product mix changes.

Preliminary reported net sales for fiscal year 2010 were $335.7 million in comparison to $365.5 million in fiscal year 2009. The reduction in revenues was largely attributable to the impact of lead costs on pricing, with lower North American volumes from the economic downturn being partially offset by volume growth through expansion in Asian markets.

The Company reported a preliminary net loss of $25.5 million or ($0.97) per diluted share for fiscal year 2010 in comparison to $16.9 million or ($0.66) per diluted share in fiscal year 2009.

Dr. Jeffrey A. Graves, President and CEO, said, “The fourth quarter was an important transitional period for C&D as we managed through what we now believe was the conclusion of a sustained period of end market contraction, combined with simultaneous increases in input commodity raw material costs. As the market leader, in North America, we drove significant price increases in Q4 which, while painful to our customers, were necessary to address our rising material and other costs. The result was a lower bookings and shipment rate during this quarter. Our new product introductions and Asian expansion strategies were essentially unaffected by these actions, but economic challenges and our pricing strategies, at least in the short term, trimmed North American volumes as our customers’ weakened capital budgets were exhausted. The steady increase in input commodity prices, the lag in our cost recovery programs and some deleveraging from lower North American volumes, temporarily stalled the progress recently achieved in expanding margins from their low point in the first quarter. Productivity enhancements and efficiency improvements achieved through cost reductions and other actions remain on track.”

“Over the past few months as we entered our new fiscal year, we have seen improving strength in all of our end markets, with the exception of the largest UPS systems that utilize our ‘flooded’ battery products. These systems are used in large data center environments which have been the hardest hit in the recession and a rebound is yet to occur. All other markets, including telecommunications, energy and infrastructure and smaller UPS systems are showing meaningful increases in the new fiscal year as the economy rebounds and new, more robust capital budgets are released by our customers. This momentum has reflected itself in a strong rebound in our order intake in recent months, with our current backlog up substantially since the end of the fiscal year. Most importantly, the backlog we have been building in the new fiscal year 2011 reflects significant margin improvement over actual performance in Q4 of fiscal year 2010, reflecting our recovery of higher lead costs, the benefits from other pricing actions, and continued optimization of product, customer and channel mix. These improving margins will be seen as our bookings flow through into shipments in the months and quarters ahead. With this momentum building, we are excited about the new year.”

Revolving Credit Facility Renewed; Additional Financing Efforts Anticipated

Dr. Graves further commented, “We are pleased to report that on April 9, 2010, we completed the closure of a new revolving credit facility with our primary lender in the principal amount of $55 million. We are working diligently toward completing a further amendment to this credit facility that would provide us with additional liquidity in the form of a $20 million term loan tranche. The incremental term loan tranche would also be secured by our assets with the right of repayment being fully subordinated to the repayment of the indebtedness owed under the revolving credit facility tranche. We have received a commitment letter from the proposed term loan lender, which contains certain conditions to be satisfied prior to closing, including the approval from our revolving credit facility lender.”

“As a result of the focus on these refinancing efforts, we expect to file our annual report on Form 10-K for the year ended January 31, 2010 on or before April 30, 2010 to allow us time to complete negotiations with respect to the new term loan tranche of our credit facility with our lenders.”

In that regard, C&D filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission today, delaying the filing of its Annual Report on Form 10-K for the Year ended January 31, 2010 for up to an additional 15 days. C&D cannot be certain that the supplemental term loan discussed herein will be completed on acceptable terms, on a timely basis, as an amendment to the existing credit facility or as a stand-alone financing, or at all. If the term loan is not obtained prior to the time C&D ultimately files its fiscal 2010 Form 10-K, management anticipates that C&D’s independent registered public accounting firm would include an explanatory paragraph in their report on our financial statements for the fiscal year ended January 31, 2010, as there would be substantial doubt about C&D’s ability to continue as a going concern. Such an explanatory paragraph, unless waived by C&D’s lenders, would constitute a covenant default under C&D’s credit facility. As a result, absent any waiver, forbearance or similar agreement, the lenders under C&D’s credit facility would have the right to cause all amounts borrowed to become due and payable immediately and cease further borrowings by C&D under the credit facility, thereby significantly impacting C&D’s liquidity.

Conference call:

C&D management will host a conference call to discuss these preliminary financial results on April 20, 2010 at 9:00 a.m. Eastern Standard Time. Those parties interested in participating in the conference call via telephone should dial (706) 679-4521 and enter conference ID number 69864418. A telephone replay of the conference call will begin immediately following the call and will be available through May 4, 2010 at midnight Eastern Standard Time. To access the rebroadcast, please dial (800) 642-1687 (706-645-9291 for international callers) and enter code 69864418. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, Inc., visit http://www.cdtechno.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements we make. We may, from time to time, make written or verbal forward-looking statements. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “guidance,” “forecast,” “plan,” “outlook” and similar expressions in filings with the Securities and Exchange Commission (“SEC”), in this notification, identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are intended to come within the safe harbor protection provided by those sections, including, but not limited to, statements regarding the ability to obtain amendments under our debt agreements or to obtain additional funding in the future; our ability to implement and fund business strategies based on current liquidity; our substantial debt and debt service requirements; litigation proceedings to which we are subject; our exposure to fluctuations in interest rates on our variable debt; the realization of the tax benefits of our net operating loss carry forwards; the fact that lead experiences significant fluctuations in market price; our ability to successfully pass along increased material costs to our customers; failure of our customers to renew supply agreements; competitiveness of the battery markets; political, economic and social changes, or acts of terrorism or war; successful collective bargaining with our unionized workforce; risks involved in our foreign operations; continued growth in our foreign markets; our ability to maintain and generate liquidity to meet our operating needs; our ability to achieve and maintain profitability; the possibility of additional impairment charges; our ability to acquire goods and services and/or fulfill labor needs at budgeted costs; economic conditions or market changes in certain market sectors in which we conduct business; uncertainty in financial markets; our ability to stay listed on a national securities exchange; our success or timing of new product development; impact of any changes in our management; changes in our product mix; success of productivity initiatives; costs of our compliance with environmental laws and regulations and resulting liabilities; and our ability to protect our proprietary intellectual property and technology. The forward-looking statements are based upon management’s current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended January 31,		Year ended January 31,
	2010	2009[1]	2010	2009[1]
NET SALES	$88,400	$85,457	$335,709	$365,540
COST OF SALES	79,224	82,271	298,175	319,038

GROSS PROFIT	9,176	3,186	37,534	46,502

OPERATING EXPENSES:
Selling, general and administrative expenses	10,235	11,417	41,045	41,615
Research and development expenses	1,770	1,889	7,555	6,940

OPERATING LOSS	(2,829)	(10,120)	(11,066)	(2,053)

Interest expense, net	3,298	2,886	12,207	11,729
Other expense, net	341	765	284	1,675

LOSS BEFORE INCOME TAXES	(6,468)	(13,771)	(23,557)	(15,457)
Provision for income taxes	171	1,491	2,223	1,993

NET LOSS	(6,639)	(15,262)	(25,780)	(17,450)
Income (loss) attributable to noncontrolling interest	85	(81)	(242)	(565)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(6,724)	$(15,181)	$(25,538)	$(16,885)

Loss per share:
Basic:
Net loss attributable to C&D Technologies, Inc.	$(0.26)	$(0.58)	$(0.97)	$(0.65)

Diluted:
Net loss attributable to C&D Technologies, Inc.	$(0.26)	$(0.58)	$(0.97)	$(0.66)

¹	Certain prior period items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, regarding accounting for non-controlling interests and accounting for convertible debt instruments that may be settled in cash upon conversion.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

January 31,

(Unaudited)

(Dollars in thousands, except share and par value)

	2010	2009[1]
ASSETS
Current assets:
Cash and cash equivalents	$2,700	$3,121
Restricted cash	57	906
Accounts receivable, less allowance for doubtful accounts of $1,114 and $775	55,183	55,852
Inventories	76,041	61,128
Prepaid taxes	425	927
Deferred taxes	50	—
Other current assets	1,092	1,110
Assets held for sale	500	500

Total current assets	136,048	123,544
Property, plant and equipment, net	90,001	85,055
Deferred income taxes	26	626
Intangible and other assets, net	13,420	14,729
Goodwill	59,964	59,961

TOTAL ASSETS	$299,459	$283,915

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$8,777	$5,881
Accounts payable	46,380	32,396
Deferred income taxes	750	1,492
Accrued liabilities	12,309	13,018
Other current liabilities	4,565	8,267

Total current liabilities	72,781	61,054
Deferred income taxes	12,529	10,972
Long-term debt	131,091	107,637
Other liabilities	40,588	39,349

Total liabilities	256,989	219,012

Equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,228,213 and 29,162,101 shares issued, and 26,302,775 and 26,266,755 outstanding at January 31, 2010 and 2009, respectively	292	292
Additional paid-in capital	97,033	95,724
Treasury stock, at cost, 2,925,438 and 2,895,346 shares, respectively	(40,091)	(40,035)
Accumulated other comprehensive income	(43,656)	(45,733)
Retained earnings	17,666	43,204

Total stockholders’ equity attributable to C&D Technologies, Inc.	31,244	53,452
Noncontrolling interest	11,226	11,451

Total equity	42,470	64,903

TOTAL LIABILITIES AND EQUITY	$299,459	$283,915

¹	Certain prior period items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, regarding accounting for non-controlling interests and accounting for convertible debt instruments that may be settled in cash upon conversion.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Year ended January 31,
	2010	2009[1]
Cash flows from operating activities:
Net loss	$(25,780)	$(17,450)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	1,285	1,086
Depreciation and amortization	10,710	11,065
Amortization of debt acquisition and discount costs	4,853	4,638
Impairment of fixed assets	—	1,222
Annual retainer to Board of Directors paid by the issuance of common stock	24	121
Deferred income taxes	1,410	1,387
Loss on disposal of assets	12	43
Changes in assets and liabilities:
Accounts receivable, net	514	4,988
Inventories	(14,600)	23,835
Other current assets	(225)	(362)
Accounts payable	10,519	(17,165)
Accrued liabilities	(946)	(2,713)
Book overdraft	4,590	—
Income taxes payable	531	(581)
Other current liabilities	(2,346)	1,644
Funds provided to discontinued operations	(1,664)	(4,800)
Other long-term assets	(52)	257
Other liabilities	3,171	(1,169)
Other, net	(74)	3,210

Net cash (used in) provided by continuing operating activities	(8,068)	9,256
Net cash used in discontinued operating activities	(1,664)	(4,800)

Net cash (used in) provided by operating activities	(9,732)	4,456

Cash flows from investing activities:
Acquisition of property, plant and equipment	(14,760)	(16,613)
Proceeds from disposal of property, plant and equipment	18	484
Decrease in restricted cash	849	3,477

Net cash used in continuing investing activities	(13,893)	(12,652)

Cash flows from financing activities:
Borrowings on line of credit facility	119,357	88,860
Repayments on line of credit facility	(100,752)	(88,860)
Proceeds from new borrowings	3,072	—
Repayment of debt	(189)	—
Proceeds from exercise of stock options	—	246
Purchase of treasury stock	(56)	(115)

Net cash provided by continuing financing activities	21,432	131

Effect of exchange rate changes on cash and cash equivalents	108	(150)

Decrease in cash and cash equivalents from continuing operations	(421)	(3,415)
Cash and cash equivalents, beginning of period	3,121	6,536

Cash and cash equivalents, end of period	$2,700	$3,121

¹	Certain prior period items have been adjusted on these statements to reflect changes as required to present retroactive adoption of new accounting standards, regarding accounting for non-controlling interests and accounting for convertible debt instruments that may be settled in cash upon conversion.